Exhibit 5.1

December 1, 2025

Gildan Activewear Inc.
600 de Maisonneuve Boulevard West, 33rd Floor

Montréal, Québec

H3A 3J2

Re: Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Gildan Activewear Inc. (“Gildan”), a corporation governed by the Canada Business Corporations Act, in connection with the registration statement on Form S-8 (such registration statement being referred to herein as the “Registration Statement”), to which this opinion is an exhibit, filed by Gildan with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to, among other things, the registration of (i) 27,999 common shares in the capital of Gildan (the “Option Shares”) that may be issued under the Hanesbrands Inc. Inducement Stock Option Grant Notice and Agreement dated August 3, 2020 with Mr. Stephen B. Bratspies (which incorporates the terms of the HanesBrands 2020 Omnibus Incentive Plan (as amended, the “HanesBrands Omnibus Plan”)), (ii) 1,200,000 common shares in the capital of Gildan underlying non-treasury Gildan RSUs (as defined below), and (iii) US$18,000,000 of deferred compensation obligations (the “Obligations”) that may be owed to certain eligible executives of the Registrant and its subsidiaries and affiliates under the Hanesbrands Inc. Executive Deferred Compensation Plan (the “EDCP”). At closing of the transactions contemplated by the agreement and plan of merger (the “Merger Agreement”) dated August 13, 2025 among, inter alios, Gildan and HanesBrands Inc. (“HanesBrands”) pursuant to which, following subsequent mergers involving direct and indirect wholly owned subsidiaries of Gildan and HanesBrands, (i) Gildan acquired all of the outstanding shares of common stock of HanesBrands, and (ii) each option to purchase, and each restricted stock unit and performance stock unit denominated in, shares of HanesBrands common stock granted under the HanesBrands Omnibus Plan or as part of an inducement grant pursuant to the rules and regulations of the New York Stock Exchange that was outstanding as of immediately prior to the First Parent Merger Effective Time (as defined in the Merger Agreement), and each such award automatically and without any required action on the part of the holder thereof, as applicable, ceased to represent an option to purchase shares of HanesBrands common stock and was converted into an option to acquire common shares in the capital of Gildan (each, a “Gildan Option”) or ceased to represent a restricted stock unit or performance stock unit denominated in shares of HanesBrands common stock and was converted into a non-treasury (settled in shares purchased on the secondary market ) restricted stock unit denominated in common shares in the capital of Gildan (each, a “Gildan RSU”), the whole as set forth in the Merger Agreement.

In connection with the foregoing and for the purpose of the opinion hereinafter expressed, we have examined the Registration Statement and the Merger Agreement, and have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Relevant Documents”):

1.	a certificate of the corporate secretary of Gildan dated the date hereof, with respect to the constating documents of Gildan and certain factual matters relating to Gildan, the Merger Agreement and the Option Shares;

2.	certified extracts of certain resolutions and other authorizing documents of Gildan’s directors;

3.	a certificate of compliance issued under the federal laws of Canada for Gildan on December 1, 2025;

4.	the HanesBrands 2020 Omnibus Incentive Plan filed as exhibit 10.1 to HanesBrands annual report on form 10-K for the fiscal year ended December 28, 2024 and filed with the Commission on February 14, 2025 (the “HanesBrands 10-K”);

5.	the inducement stock option grant notice and agreement in favor of Mr. Stephen B. Bratspies dated August 3, 2020 filed as exhibit 10.6 to the HanesBrands 10-K; and

6.	the Hanesbrands Inc. Executive Deferred Compensation Plan filed as Exhibit 10.11 to Hanesbrands annual report on Form 10-K for the fiscal year ended December 28, 2013 filed with the Commission on February 6, 2014.

As to various questions of fact material to the opinions rendered herein and which were not independently established, we have relied exclusively and without independent verification upon the Relevant Documents for purposes of providing the opinions we have expressed below.

In reviewing the Relevant Documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic, facsimile copies or as filings with the Commission. In giving this opinion, we have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective and comply with all applicable laws.

Where our opinion below refers to the Option Shares being issued as “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) will have been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

We are qualified to practice law in the province of Québec and this opinion is rendered solely with respect to the laws of the province of Québec and the federal laws of Canada applicable therein. Our opinion is expressed as of the date hereof and we have no responsibility or obligation to update this opinion. Without limitation, no opinion is expressed herein with respect to the qualification of the Option Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

On the basis of the foregoing and subject to the qualifications set forth in this opinion, we are of the opinion that

1.	the Option Shares have been duly and validly authorized and, upon exercise of the Gildan Options in accordance with their terms, including the payment of the exercise price thereof, will be validly issued as fully paid and non-assessable common shares of Gildan; and

2.	Gildan has been duly authorized to assume the Gildan RSUs and the obligations under the EDCP.

For greater certainty, this opinion does not apply to any common shares in the capital of Gildan which may be purchased on the secondary market for delivery as settlement of vested non-treasury Gildan RSUs as provided for in the Merger Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to being named in the Registration Statement under the heading “Validity of Securities”. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

(signed) Stikeman Elliott LLP